Exhibit 10.23

SHAREHOLDERS AGREEMENT

of

HYPOR AGFEED BREEDING COMPANY INC.

DATED AS OF DECEMBER 11, 2009

i

(continued)

ii

(continued)

		Page

14.7	Headings	24
14.8	Severability	24
14.9	Incorporation by Reference	24
14.10	Further Action	24
14.11	Variation of Pronouns	24
14.12	Governing Law; Consent to Jurisdiction	25
14.13	Specific Performance	25
14.14	Counterpart Execution; Facsimile	25

iii

EXHIBITS

Exhibit A – Shareholders' Names, Addresses, Capital Contributions, Equity Interest and Number of Shares
Exhibit B – AgFeed Lease Agreement
Exhibit C – Hypor Production and Distribution Agreement
Exhibit D – 2009 Approved Annual Budget and Business Plan
Exhibit E – Form of Share Transfer Form

SCHEDULES

Schedule 1 – Exception to Business Activities of the Company

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made and entered into as of December 11, 2009 (the "Effective Date"), by and between AgFeed Industries, Inc., a company formed under the laws of The British Virgin Islands ("AGFEED"), and Hypor B.V., a company incorporated under the laws of The Netherlands ("HYPOR").  AGFEED, HYPOR and any other parties that become a party hereto after the Effective Date are hereinafter sometimes referred to collectively as the "Shareholders," and individually as a "Shareholder" of Hypor Agfeed Breeding Company Inc. (the "Company").

WHEREAS, AGFEED is one of the largest commercial hog producers and one of the largest premix feed companies in the Peoples Republic of China ("PRC");

WHEREAS, HYPOR is active in the field of breeding pigs and produces (great) grand parent stock and semen of same stock levels for production of great grand parent, grand parent and parent stock pigs and, in relation thereto, avails its expertise, know-how and other information in relation to the selection and the production of pigs (gilts and boars);

WHEREAS, in order to co-develop, co-operate and co-market a new genetic nucleus farm in Wuning, China to produce great grand parent, grand parent and parent stock pigs to supply farms owned by AGFEED and sell grand parent pigs and parent stock pigs to customers of AGFEED and third parties within the Territory (as defined in ARTICLE 1), AGFEED and HYPOR shall incorporate the Company as a Chinese Wholly Owned Foreign Entity (“WOFE”)  with registered capital of Eighteen Million Five Hundred Thousand China Yuan Renminbi (18,500,000 RMB) and enter into this Agreement on the Effective Date under the laws of the State of Nevada, United States;

WHEREAS, AGFEED shall own 85% of the Shares (as defined in ARTICLE 1) and HYPOR own 15% of the Shares; and

WHEREAS, the Shareholders wish to enter into this Agreement to provide for, among other things, the respective rights and obligations of the Shareholders to each other and to the Company, and certain other matters.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, promises and undertakings hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Shareholders, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1           Defined Terms.  Unless the context otherwise requires or unless otherwise provided in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in this Section 1.1.

1.1.1         "Additional Capital Contribution" refers to the working capital needs of the Company that may arise from time-to-time and which a Shareholder is actually obligated to contribute or alternatively satisfy pursuant to Section 2.3.1.

1.1.2         "Additional Shareholder" means any Person admitted as a Shareholder pursuant to Section 9.2 hereof.

1.1.3         "Affected Shareholder" has the meaning set forth in Section 7.5.

1.1.4         "Affiliate" means, with respect to any Person, (a) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; (b) any Person owning or controlling 10% or more of the outstanding voting securities of such Person; (c) any officer, director, manager, trustee or general partner of such Person; (d) any other Person that is owned by at least 80% of the same equity owners as such Person; and (e) any Person who is an officer, director, manager, trustee or general partner or holder of 10% or more of the voting securities of any Person described in clauses (a) through (c); provided that the Company shall not be deemed an Affiliate of any Shareholder or any Affiliate of any Shareholder.  For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, by contract or otherwise, the term "controlled" has the meaning correlative to the foregoing.

1.1.5         "AGFEED" has the meaning set forth in the preamble to this Agreement.

1.1.6         "AgFeed Lease Agreement" means that Facilities Lease Agreement between the Company and AGFEED dated as of the Effective Date attached hereto as Exhibit B.

1.1.7         "Agreement" has the meaning set forth in the preamble to this Agreement.  Terms such as "hereof," "hereto," "hereby," "hereunder" and "herein" refer to this Agreement as a whole, unless the context otherwise requires.

1.1.8         "Annual Budget and Business Plan" has the meaning set forth in Section 6.1.

1.1.9         "Approved Annual Budget and Business Plan" has the meaning set forth in Section 6.1.  The 2009 Approved Annual Budget and Business Plan is attached hereto as Exhibit C.

1.1.10       "Approved Sale" means the sale of all or substantially all of the Company's Property or any sale of the Company in a single transaction or a series of related transactions to a third party or a group of third parties, other than to an Affiliate of a Shareholder, acting in concert (a) pursuant to which such third party or group desires to acquire all of the Shares (whether by merger, consolidation, recapitalization, reorganization or otherwise), in each case for cash or Marketable Securities (b) which has been approved by the Board pursuant to Section 5.2 and (c) pursuant to which all holders of Shares in the Company receive (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration pro rata for its Shares or, if any Shareholders are given an option as to the form and amount of consideration to be received, all Shareholders are given the same option, in each as if the proceeds of such transaction were distributed pursuant to Section 3.1.

1.1.11       "Assignee" means a Person who has acquired Shares as are assigned to such Person, but who has not been admitted as a substitute Shareholder.

1.1.12       "Basis" means, with respect to any Company's Property, the adjusted basis of such asset for U.S. federal income tax purposes.

1.1.13       "Board" means the Directors, or such of those Directors present at a duly convened meeting of the Directors at which a quorum is present, such quorum being a majority of the Directors.

1.1.14       "Bona Fide Offer" has the meaning set forth in Section 7.5.5.

1.1.15       "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

1.1.16       "Capital Contributions" means, with respect to any Shareholder the aggregate amount of money, services and the Fair Market Value of any Contributed Property contributed to the Company as consideration for the subscription for such Shareholder's Shares, or the value attributed to such money, services and the Fair Market Value of any Contributed Property being its reasonable present cash value, such cash value being not less than the amount to be credited for the issue of the Shareholder's Shares.

1.1.17       "CEO" has the meaning set forth in Section 5.2.1.

1.1.18       "Code" means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

1.1.19       "Company" has the meaning set forth in the third WHEREAS to this Agreement.

1.1.20       "Contributed Property" shall mean property or other consideration contributed to the capital of the Company by a Shareholder in consideration for the issue of Shares.

1.1.21       "Contribution Date" has the meaning set forth in Section 2.3.1.

1.1.22       "Contributing Shareholder" has the meaning set forth in Section 2.

1.1.23       "Debtor Relief Laws" has the meaning set forth in Section 12.1.4.

1.1.24       "Defaulting Shareholder" has the meaning set forth in Section 12.2.3.

1.1.25       "Designated Person" has the meaning set forth in Section 7.5.

1.1.26       "Director" means a duly appointed director of the Company for the time being or a duly appointed alternate of any Director.

1.1.27       "Dissolution Event" has the meaning set forth in Section 11.1

1.1.28       "Distributable Cash" means, with respect to any Fiscal Year or other applicable period, the Company’s cash position, if it is determined that (a) the Company has no current outstanding loans; (b) its retained earnings show a positive value under US GAAP accounting treatment for the most recent audited period; and (c) the Company’s cash position at the date of review exceeds the projected needs (or those mandated by law, contract or the Company's Indebtedness), including, without limitation, any amounts owed to HYPOR by the Company under the Production and Distribution Agreement or AGFEED under the Facilities Lease Agreement for the ensuing 6-month period or an amount which exceeds the cash reserves deemed reasonable by the Board.

1.1.29       "Effective Date" has the meaning set forth in the preamble to this Agreement.

1.1.30       "Encumbrances" means all claims, liens, charges, security interests, encumbrances, royalties, debentures, pledges, options, equitable rights and interests, net profit interests, rights of pre-emption, rights of first refusal, mortgages or any other third party rights and any agreement or arrangement to create any of the foregoing;

1.1.31       "Equity Interest" shall mean, as to any Shareholder, a percentage as determined by dividing the number of Shares issued to and owned by such Shareholder by the total number of Shares then issued and outstanding.  The Equity Interest of each Shareholder initially shall be set forth opposite such Shareholder's name on Exhibit A.  The combined Equity Interest of all Shareholders shall at all times equal 100%.

1.1.32       "Fair Market Value" means the fair market value of Shares that are subject to purchase under this Agreement which shall be determined, as of the date of the event giving rise to such determination, by mutual agreement between AGFEED and HYPOR.  The Fair Market Value shall be computed as the amount which could reasonably be expected to be realized, based upon the Equity Interest, upon a sale of the Company at the time of the determination of Fair Market Value and shall exclude any and all expenses, costs and damages incurred by the Company as a result of the event giving rise to such determination.  If AGFEED and HYPOR cannot agree upon the Fair Market Value within 30 days of the date of notice from (a) an Affected Shareholder (hereinafter defined) pursuant to Section 7.5 or (b) a non-breaching Shareholder of its election to exercise its purchase rights under Section 12.1.6.3, the Fair Market Value shall be determined by independent appraisal by a mutually selected appraiser.  If AGFEED and HYPOR are unable to agree on the independent appraiser, upon 5 days after the expiration of the 30-day period referenced above, either HYPOR or AGFEED may request that the American Arbitration Association appoint an arbitrator according to its rules who shall then select an appraiser.  AGFEED and HYPOR shall each, within 10 days of the selection of the appraiser, submit written information to the appraiser and a proposed valuation of the Fair Market Value.  The appraiser shall, within 30 days of his or her selection, determine which of the proposed valuations is closest to the appraiser's estimate of the Fair Market Value and such proposed valuation shall be used as the Fair Market Value for purposes of this Agreement.  The appraiser's determination shall be final and binding and may be enforced by legal proceedings pursuant to this Agreement.  The costs, including the compensation to the arbitrator and the appraiser, shall be borne equally by AGFEED and HYPOR.

1.1.33       "Fiscal Year" means the 12-month period ending on December 31 of each year or such other fiscal year as the Board may select in its reasonable discretion from time to time in accordance with the Code and the Treasury Regulations.

1.1.34       "Formation Documentation" has the meaning set forth in Section 1.2.

1.1.35       “Formation Correction Resolution” has the meaning set forth in Section 1.2.

1.1.36       "Formation Defect" has the meaning set forth in Section 1.2.

1.1.37       "Governmental Entity" means any U.S. federal, state or local, or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court, tribunal or arbitrator (or any department, bureau or division thereof).

1.1.38       "HYPOR" has the meaning set forth in the preamble to this Agreement.

1.1.39       "Indebtedness" means, with respect to any Person, any and all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) under or relating to letters of credit (including any obligation to reimburse the letter of credit issuer with respect to amounts drawn on such instruments), (d) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the ordinary course of the business), (e) under capital leases, (f) with respect to bank overdrafts or otherwise reflected as negative cash in financial statements of such Person, (g) for deferred compensation, (h) to pay any accrued dividends or dividends that have otherwise been declared and not yet paid, and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person.

1.1.40       "Initial Capital Contribution" has the meaning set forth in Section 2.1.

1.1.41       "Interim Budget" has the meaning set forth in Section 6.1.

1.1.42       "IRS" means the Internal Revenue Service.

1.1.43       "Laws" means all laws, statutes, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, constitutions, ordinances, or common law of any federal, state, local or municipal Governmental Entity.

1.1.44       "Major Actions" has the meaning set forth in Section 5.2.

1.1.45       "Non-Breaching Shareholder" has the meaning set forth in Section 12.1.6.3.

1.1.46       "Offer Notice" has the meaning set forth in Section 7.6.

1.1.47       "Persons" means any individual, partnership, corporation, trust, limited liability company or other entity.

1.1.48       "PRC" has the meaning set forth in the first WHEREAS to this Agreement.

1.1.49       "Production and Distribution Agreement" means that Production and Distribution Agreement between the Company, HYPOR and AGFEED dated as of the Effective Date attached hereto as Exhibit C.

1.1.50       "Property" means all real and personal property owned by a Person from time to time during the term of its existence and any improvements thereto, and shall include both tangible and intangible property.

1.1.51       "Pro Rata Share" means the ratio of the number of Shares held by such Shareholder compared to the total number of Shares held by all the Shareholders or, where the context so requires, by a particular set of Shareholders.

1.1.52       "Remaining Shareholder" has the meaning set forth in Section 7.5.

1.1.53       "Salaries" has the meaning set forth in Section 7.7.

1.1.54       "Shareholders" has the meaning set forth in the preamble to this Agreement.  Solely for purposes of the allocation and distribution provisions of Section 3.1 of this Agreement (and any definitions relating thereto), a Shareholder shall also include an Assignee who has not been admitted to the Company as a substitute Shareholder.

1.1.55       "Shares" means all of ordinary shares of a par value of US$0.0001 each of the Company.

1.1.56       "Subsidiary" means any Person that more than 50% of the voting rights or beneficial ownership of such Person is owned, either directly or indirectly, by the Company (or other specified Person).

1.1.57       "Tax(es)" means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any Shares, penalty or addition thereto.

1.1.58       "Territory" means the Provinces or Municipalities within the Peoples Republic of China commonly known as Anhui, Hubei, Zhejiang, Jiangsu, Jiangxi, Hunan, Guangxi, Fujian, Guangdong, Hainan Provinces and Shanghai.

1.1.59       "Transfer" (whether or not such term is capitalized) means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, assignment or other disposition by a Shareholder of a Shareholder's Shares and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, assign or otherwise dispose of a Shareholder's Shares.

1.1.60       "Trigger Event" has the meaning set forth in Section 7.5.

1.1.61       "WOFE" has the meaning set forth in the third WHEREAS to this Agreement.

1.1.62       “WOFE Act” means The China Foreign Invested Enterprise Law of 2000 and accompanying Detailed Rules of 2001 for Implementation of China’s Foreign Invested Enterprise Law.

1.2           Company Documentation.  The parties hereto acknowledge that the Company is to be incorporated under the laws of the PRC as a WOFE with registered capital of Eighteen Million Five Hundred Thousand China Yuan Renminbi (18,500,000 RMB).  Appropriate formation documentation will be filed with the appropriate governmental authority in the PRC (the “Formation Documentation”).  From a business perspective, the Company shall be a joint venture between AGFEED and HYPOR, two entities formed under Laws of The British Virgin Islands and The Netherlands, respectively.  In order to reflect the business agreement of the parties hereto, the parties hereto desire to reflect their business agreement in the form of a joint venture agreement as evidenced by entering into this Agreement.  Therefore, the parties hereto intend, to the fullest extent permitted by Law, that their business agreement and the business activities and operations of the Company (including any matters addressed in or regulated by the Formation Documentation, including without limitation, (a) rights, privileges, restrictions or conditions therein attaching to any Share or accruing in favor of or against any holder of the Shares and (b) any provisions therein relating to the management of the Company) be governed by and construed in accordance with the terms of this Agreement and not the Formation Documentation.  If any conflict or inconsistency exists or arises between the terms of this Agreement and the Formation Documentation, to the fullest extent permitted by Law, this Agreement shall govern and prevail. To the extent that any matter addressed in the Formation Documentation conflicts with or is inconsistent with the provisions of this Agreement (a "Formation Defect"), the Shareholders agree (forthwith upon becoming aware of the same) to take all actions necessary, including the exercise of all voting rights in respect of the Shares and the passing of all necessary resolutions of the Shareholders, to effect such amendments to the Formation Documentation as may be necessary and appropriate to give full effect to the provisions of this Agreement and to correct the Formation Defect so that the Formation Documentation is in all relevant respects consistent with (and does not conflict with) this Agreement, and, without prejudice to the generality of the foregoing, each Shareholder shall take all actions necessary to promptly cause a meeting of all the holders of the Shares of the Company to be held for a Formation Correction Resolution to be passed by the holders of the Shares in the Company. For the purposes of this Agreement, "Formation Correction Resolution" means a resolution which amends and restates any of the Formation Documentation in order to correct a Formation Defect so that the Formation Documentation is in all relevant respects consistent with (and does not conflict with) this Agreement.

1.3           Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

1.3.1         when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

1.3.2         the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

1.3.3         references to "dollars" or "$" are to United States dollars.

1.3.4         whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without being limited to";

1.3.5         the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.3.6         all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

1.3.7         the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

1.3.8         references to a Person are also to its successors and permitted assigns; and

1.3.9         the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE 2

CAPITAL /PERCENTAGE INTERESTS/FUTURE FINANCING

2.1           Initial Capital Contributions.  As specified in Exhibit A, the Shareholders shall contribute to the Company the relevant amounts or assets as set forth next to their name on Exhibit A under the column entitled "Initial Capital Contributions" (such Shareholder's "Initial Capital Contribution") as consideration for the Company's allotment of the Shares set out against such Shareholder's Name set forth on Exhibit A.

2.2           Equity Interest/Cash Investment.  Each Shareholder's (a) Capital Contributions, (b) Equity Interest in the Company and (c) Shares in the Company are set forth on Exhibit A.  The Board shall amend Exhibit A from time to time to maintain the accuracy thereof, which shall be conclusive absent manifest error.

2.3           Additional Capital Commitments.  Except as expressly set forth herein, no Shareholder shall be requested to make (a) a loan to the Company or (b) any additional contribution to the capital of the Company in consideration for an issue of further Shares.

2.3.1         AGFEED and HYPOR recognize that the Company may require additional capital from time to time, in addition to the Initial Capital Contribution, in order to accomplish the purpose and business for which it is formed.  In the event that the Company shall require funds in excess of those available, the Company, through a Director or executive officer, shall request such Additional Capital Contributions be made to the Company first in the form of a market-interest bearing loan provided by a Shareholder or third party and thereafter convertible into an alternative other than a loan or Shareholder contribution not altering the original ownership Shares or Shares pursuant to the terms of this ARTICLE 2 (each, an "Additional Capital Contribution"), but only if such Additional Capital Contribution (a) has been authorized or directed by the Board in accordance with Section 5.2, (b) has been provided for and agreed to in the Approved Annual Budget and Business Plan and then only in accordance with the timing and conditions of such Additional Capital Contribution set forth in the Approved Annual Budget and Business Plan, or (c) if the Company does not have enough money (from operating revenue, customer reimbursements or otherwise) to pay any amounts due to HYPOR under the Production and Distribution Agreement or AGFEED under the Facilities Lease Agreement.  The Company, through a Director or executive officer, shall give written notice to AGFEED and HYPOR of (i) the date on which the Additional Capital Contribution is requested, which date (the "Contribution Date") shall not be less than 15 days following the date of such notice, and (ii) the amount of Additional Capital Contribution recommended from each of them.

2.3.2         In the event a Shareholder agrees to pay the Additional Capital Contribution to the Company on the Contribution Date (a “Contributing Shareholder”),  the Contributing Shareholder will be deemed to advance to the Company a loan equal to the Additional Capital Contribution furnished by the Contributing Shareholder, with the following results:

(a)     the sum thus advanced shall constitute a loan to the Company;

(b)     such loan and all accrued unpaid interest thereon shall be due not later than six (6) months after such advance is made; and

(c)     the loan shall bear interest at LIBOR plus 3%, as determined at the time such advance is made.

2.3.3         AGFEED and HYPOR agree that the Board shall determine, pursuant to Section 5.2, whether any loans made by a Contributing Shareholder under Section 2.3.2 and then outstanding at October 15 of each year or more than six (6) months after such advance is made (such determination not occur later than fifteen (15) days after such date or as the Board shall duly determine), as applicable, shall remain a loan or be converted to:

(a)     an alternative other than a loan or Shareholder contribution not altering the original ownership Shares; or

(b)     one-tenth (1/10) additional Shares in consideration for each $1 of Additional Capital Contribution made by the Contributing Shareholder then outstanding (excluding accrued interest) or such other amount of additional Shares as the Board may determine in accordance with Section 5.2.

2.3.4         The Company shall amend Exhibit A to reflect the receipt by the Company of the Additional Capital Contributions and any other amounts received pursuant to Section 2.3.2, and reflect the adjusted Equity Interests and Shares of the Shareholders.

ARTICLE 3

DISTRIBUTIONS TO SHAREHOLDERS

3.1           Distributions.  Except as provided upon the occurrence of a Dissolution Event in Section 11.2, and subject to Section 3.2 and applicable Law, and if, upon conclusion of the annual financial statement audit of the Company, it is determined that the Company has no current outstanding loan, its retained earnings show a positive value based on US GAAP accounting treatment for the most recent audited period, and the Company’s cash position exceeds the reasonable cash reserves deemed necessary by the Board, then the Company shall make distributions by way of dividends from Distributable Cash to the Shareholders, pari passu, in accordance with their respective Equity Interest on an annual basis, unless otherwise approved under Section 5.2.

3.2           Distribution of Assets in Kind.  Except as otherwise provided herein, no Shareholder shall have the right to require any distribution of any Company's Property in kind.  The Company's Property may be distributed in kind, at the election of the Board.  If any of the Company's Property is distributed in kind, such Property shall be distributed pursuant to Section 3.1 on the basis of its fair market value as reasonably determined by the Board as of the date of such distribution, treating such distribution as a distribution of Distributable Cash in an amount equal to such fair market value.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the Shareholders.  As of the Effective Date or the date on which such Person becomes an Additional Shareholder or substitute Shareholder, each of the Shareholders hereby makes each of the representations and warranties applicable to such Shareholder as set forth below (and such representations and warranties shall survive the execution of this Agreement):

4.1.1         Due Incorporation or Formation; Authorization of Agreement.  If such Shareholder is a corporation or other entity, it is duly organized, duly incorporated or duly formed (as the case may be), validly existing, and in good standing under the laws of the jurisdiction of its organization or incorporation or formation (as the case may be) and has the corporate or entity power and authority to own its property and carry on its business as owned and carried on at the Effective Date.  Such Shareholder is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.  Such Shareholder has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Shareholder is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action.  This Agreement constitutes the legal, valid, and binding obligation of such Shareholder.

4.1.2         No Conflict With Restrictions; No Default.  Neither the execution, delivery, and performance of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby (a)  will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Shareholder, (b) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of its charter or articles of incorporation, memorandum or articles of association, bylaws, or operating agreement of such Shareholder, if such Shareholder is a corporation or limited liability company, or of any material agreement or instrument to which such Shareholder is a party or by which such Shareholder is or may be bound or to which any of its material properties or assets is subject, (c) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interest or rights, or require any consent, authorization, or approval under any indenture, Encumbrance, mortgage, lease agreement, or instrument to which such Shareholder is a party or by which such Shareholder is or may be bound, or (d) will result in the creation or imposition of any lien upon any of the material properties or assets of such Shareholder.

4.1.3         Governmental Authorizations.  Any registration, declaration or filing with or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Shareholder under this Agreement or the consummation by such Shareholder of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date.

4.1.4         Litigation.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of their properties, assets, or businesses in any court or before or by any Governmental Entity which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Shareholder's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Shareholder; and such Shareholder has not received any currently effective notice of any default, and such Shareholder is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any Governmental Entity which could reasonably be expected to materially impair such Shareholder's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Shareholder.

ARTICLE 5

MANAGEMENT AND CONTROL

5.1           Board Composition.

5.1.1         The Shareholders agree that the provisions of this Section 5.1 apply in respect of the appointment and removal of Directors and that they shall take all actions as may be required under the Formation Documents, including the passing of any resolutions of Shareholders, to give effect to the provisions of this Section 5.1.

5.1.2         AGFEED may from time to time, for so long as it holds an Equity Interest greater than 50%, appoint two (2) persons to be Directors, and, for so long as it holds an Equity Interest equal to or less than 50%, appoint one (1) person to be a Director, and at any time remove any such Directors from office and appoint another person in his place.

5.1.3         HYPOR may from time to time, for so long as it holds an Equity Interest greater than 50%, appoint two (2) persons to be Directors, and, for so long as it holds an Equity Interest equal to or less than 50%, appoint one (1) person to be a Director, and at any time remove any such Directors from office and appoint another person in his place.

5.1.4         The Chairman of the Board of Directors shall be elected by a majority vote of the Board of Directors.

5.1.5         Any such appointments or removals shall be effected by an instrument in writing signed by or on behalf of the relevant Shareholder and will take effect upon lodgement at the registered office at the Company or on delivery to a meeting of the Directors.

5.1.6         The Shareholders agree that at all times the number of Directors shall be set at three (3). Any vacancy in the directors not filled pursuant to the provisions of Sections 5.1.1 to 5.1.3 above shall be filled by a resolution of the Shareholders in accordance with the Formation Documents.

5.2           Matters Requiring Consent of the Shareholders. The Shareholders acknowledge and agree that the business and affairs of the Company shall be managed by the Board.  All directors shall be entitled to one vote on all matters submitted to the Board and the affirmative vote of the majority of the directors then in office shall be the act of the Board.  Notwithstanding the foregoing, the Shareholders acknowledge and agree that the Board shall not have the authority to take the following actions (collectively, the "Major Actions") without the prior written consent of at least one director appointed by AGFEED to the Board and at least one director appointed by HYPOR to the Board, it being agreed that the casting of a vote in favor of any Major Action recorded in the minutes of a duly constituted and convened Board meeting or by execution of a written resolution shall also constitute such written consent:

5.2.1         appointment of the Chief Executive Officer of the Company (the "CEO") and establishment of the CEO's duties;

5.2.2         requesting Additional Capital Contributions pursuant to Section 2.3.1(a);

5.2.3         exercise of the option to convert a loan by a Contributing Shareholder or third party pursuant to Section 2.3.2;

5.2.4         admission of any Additional Shareholder by the allotment or transfer of Shares, or issuance of options, warrants or other securities, of the Company, including, without limitation, any issuance of Shares to any employees of the Company or its Subsidiaries;

5.2.5         approval of any employee benefit plans, including, without limitation, any stock option plans or other employee incentive plans;

5.2.6         approval of the Annual Budget and Business Plan and any amendments thereto;

5.2.7         approval of expenditures not included in the Approved Annual Budget and Business Plan or in excess of 105% of any line item in the Approved Annual Budget and Business Plan;

5.2.8         entering into, amending or enforcing any contracts (i) in excess of $100,000, (ii) not in the Approved Annual Budget and Business Plan, (iii) that are not cancellable with 30 days prior notice, or (iv) that are otherwise material to the business of the Company;

5.2.9         engaging in or settling any litigation in which the Company is a party;

5.2.10       approval of the compensation on an annual basis for any employee or consultant receiving compensation on an annual basis in excess of $150,000, which compensation shall be included in the Approved Annual Budget and Business Plan;

5.2.11       changing the tax status or accounting methods of the Company;

5.2.12       extending the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item;

5.2.13       commencing the dissolution, winding-up or liquidation of the Company except pursuant to Section 12.2.2;

5.2.14       an Approved Sale;

5.2.15       a merger, consolidation or other acquisition of the Company with or into any other Person or any Public Offering of the Public Entity;

5.2.16       any amendment to the Formation Documents, provided that the Formation Documents may be amended by a resolution of Shareholders in respect of which both AGFEED and HYPOR vote in favor without the approval of any of the Directors;

5.2.17       any material Property sale, exchange, or other disposition of the Company not in the ordinary course of business and not in the Approved Annual Budget and Business Plan;

5.2.18       the borrowing of money, incurring Indebtedness or otherwise committing the credit of the Company, the granting of any collateral or security interest in any Company's Property, or the granting of any guaranty; and

5.2.19       the approval of any distributions of Distributable Cash to the Shareholders not in accordance with Section 3.1.

5.3           Matters Requiring Consent of AGFEED. Notwithstanding anything set forth in this ARTICLE 5, the Shareholders acknowledge and agree that the Board shall not have the authority to (a) enter into, amend, terminate, rescind, enforce or waive any rights under the Production and Distribution Agreement or any other agreements between the Company and HYPOR or one of its Affiliates or (b) determine whether a default has occurred thereunder, without the prior written consent of AGFEED.

5.4           Matters Requiring Consent of HYPOR. Notwithstanding anything set forth in this ARTICLE 5, the Shareholders acknowledge and agree that the Board shall not have the authority to (a) enter into, amend, terminate, rescind, enforce or waive any rights under the AgFeed Lease Agreement or any other agreements between the Company and AGFEED or one of its Affiliates or (b) determine whether a default has occurred thereunder, without the prior written consent of HYPOR.

5.5           Rights of Shareholders.  Except as otherwise expressly provided in this Agreement, and subject to, and without prejudice to any rights and other powers reserved to the Shareholders under the WOFE Act, no Shareholder shall be entitled to participate in the control and management of the Company, nor shall any Shareholder have the right to sign for or bind the Company except when acting as a duly designated Director, officer, employee or agent of the Company and provided such person acts or when acting within the scope of powers properly delegated by the Board to such Director, Shareholder, officer, employee or agent of the Company.

ARTICLE 6

REPORTS & TAX RETURNS

6.1           Annual Budget and Business Plan.   The CEO shall submit an annual budget (including, without limitation, capital expenditures, general and administrative expenses and operating costs for assets owned by the Company) and business plan (each, an "Annual Budget and Business Plan") to AGFEED and HYPOR by October 15 of each calendar year.  Not later than 15 days after the Annual Budget and Business Plan is submitted for approval to AGFEED and HYPOR, AGFEED and HYPOR shall either approve or disapprove the proposed Annual Budget and Business Plan.  If AGFEED and HYPOR fails to approve a proposed Annual Budget and Business Plan within the 15-day period (as the same may be extended by agreement of the parties), the proposed Annual Budget and Business Plan shall be deemed disapproved.  Upon the approval of an Annual Budget and Business pursuant to this Section 6.1, such shall be deemed an "Approved Annual Budget and Business Plan" for the purposes hereof.  Until such approval, the Company shall operate under the most current Approved Annual Budget and Business Plan and the Board shall manage the Company in a manner consistent with the Approved Annual Budget and Business Plan.  The Board shall prepare and deliver to AGFEED and HYPOR a revised budget (each, an "Interim Budget") within 15 days of the preparation of an Interim Budget, to the extent the Approved Annual Budget and Business Plan has been modified by any business activity of the Company.  Any such Interim Budget shall be for informational purposes only and shall be deemed approved until the approval of the following Approved Annual Budget and Business Plan.

6.2           Tax Returns, Books and Records.  Unless the Board approves the hiring of the Company’s own financial staff, HYPOR, or its affiliate, as approved by AGFEED, will maintain the books and records of the Company, as well as prepare and submit any tax returns or other filings of the Company with the relevant Chinese authorities or the IRS, as applicable, at a fixed annual fee to the Company of €70,000 (€40,000 of which shall be allocated to the hiring of a General Manager and €30,000 of which shall be allocated to the hiring of a Controller) (the “Salaries”), commencing on the Effective Date and payable in twelve equal monthly installments.  Board approval shall be required for such annual percentage increases to the Salaries due to merit or increases in the rate of inflation in China.  The Shareholders shall have the right to access and inspect the books and records of the Company, and the Company shall, upon advanced written notice to such effect, use reasonable efforts to promptly make available to any Shareholder such books and records.

ARTICLE 7

TRANSFERS OF SHARES

7.1           Restrictions on Transferability.  Shareholders may not Transfer all or any part of their Shares, whether voluntarily or by foreclosure, assignment in lieu thereof or other enforcement of a pledge, hypothecation or collateral assignment, without complying with the provisions of this ARTICLE 7.  If a Shareholder Transfers any of his, her or its Shares to any Person pursuant to this ARTICLE 7, in addition to any other requirements under this Agreement, no such Transfer shall be effective and no such Transfer shall be registered in the register of members of the Company unless and until (a) a duly executed share transfer form being substantially in the form set out in Exhibit E is delivered to the Company, and (b) the proposed transferee agrees in writing to be bound by the terms and provisions and to assume all obligations of the transferor and to be subject to all restrictions to which the transferor was and is subject under both this Agreement and the Formation Documents; provided, however, the admission of the transferee as a Shareholder shall not release the transferor from liability to the Company under this Section 7.1 and Section 7.2.  Any Additional Shareholder shall pay any reasonable expenses in connection with admission as such.

7.2           Attempted Transfers in Contravention.  Any attempted Transfer in contravention of Section 7.1 shall be void and of no effect and shall not bind or be recognized by the Company and shall not be registered in the register of members of the Company.  In the case of an attempted Transfer not permitted hereby, the transferring Shareholder shall indemnify and hold harmless (and hereby agrees to indemnify and hold harmless), the Company and the other Shareholders from all costs, liabilities and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such attempted Transfer and efforts to enforce the indemnity granted hereby.

7.3           Transfers to Affiliates.  Notwithstanding the terms of Section 7.1, AGFEED and HYPOR may Transfer all or any portion of its Shares to any Affiliate of such Shareholder, provided that, (a) such Affiliate agrees in writing to be bound by the terms of this Agreement and (b) the transferring Shareholder shall remain jointly and severally liable to the Company for all obligations of such Affiliates hereunder.

7.4           Permitted Disposition of an Interest.  Dispositions of a Shareholder’s Shares shall be subject to and made only in accordance with this ARTICLE 7 and any purported disposition to the contrary shall be null and void ab initio and shall not be recognized by or binding upon the Company.  A Shareholder may dispose of all or any part of its Shares at any time after the fifth (5th) anniversary of the Effective Date of this Agreement to any transferee upon the occurrence of the following:  (i) such Shareholder having first obtained the written consent to such disposition from the Remaining Shareholder (hereinafter defined), not to be unreasonably withheld; and (ii) approval of at least one director appointed by AGFEED to the Board and at least one director appointed by HYPOR to the Board.

7.5           Grant of Option.  Except as hereinafter provided, any Shareholder for whom any of the events set forth in this Section 7.5 occurs (the “Affected Shareholder”) hereby grants to the non-Affected Shareholder (the “Remaining Shareholder”), or any Persons so designated by the Company (such designation to be made on behalf of the Company by the Remaining Shareholder) to purchase such Shares (a “Designated Person”), in consideration of the mutual covenants herein contained, an option to purchase any and all of the Shares now owned or held, or hereafter acquired, by such Affected Shareholder, such option to be exercisable upon the occurrence of any of the following events (a “Trigger Event”):

7.5.1         Any attempt by such Shareholder to sell, assign, transfer or in any way dispose of any or all of such Shareholder’s Shares, or the beneficial interests therein; or

7.5.2         Any pledge or the creation of any encumbrance on any or all of the Shares held by such Shareholder, except to secure an obligation owed to another Shareholder; or

7.5.3         Any other transfer of any or all of the Shares held by such Shareholder, or the beneficial interests therein, whether voluntary or involuntary, by operation of law or otherwise, including all executions or legal processes attaching such Shares and all processes affecting the interest of any Shareholder with respect to such Shares; or

7.5.4         Such Shareholder becoming Bankrupt; or

7.5.5         The receipt by such Shareholder of a bona fide offer from a third party to purchase all, but not less than all, of such Shareholder’s Shares (a "Bona Fide Offer"), which offer such Shareholder desires to accept; or

7.5.6         A material breach by a Shareholder of any of the terms or covenants contained herein or of the confidentiality or intellectual property provisions of any agreement between the Company and such Shareholder; or any wrongful and intentional act or omission by such Shareholder which has had or would reasonably be expected to have a material adverse impact on the business, properties, results of operations, condition (financial or otherwise) or prospects of the Company.

7.6           Exercise of Option.   Except as hereinafter provided, immediately upon the occurrence of a Trigger Event, the Affected Shareholder shall send notice in writing to the Company of such fact ("Offer Notice").  Except as hereinafter provided, during the period which shall begin with the occurrence of such Trigger Event, and (a) if the notice is given, ending forty-five (45) days after such notice is given, or (b) if no notice is given, continuing without end, the Remaining Shareholder or a Designated Person shall have the right to exercise its option to purchase the Affected Shareholder’s Shares on the terms and conditions set forth herein.  Notwithstanding anything herein contained to the contrary, all determinations by the Company under ARTICLES 7 and 8 shall be made by the Remaining Shareholder.

7.7           Bona Fide Offer.  In the event a Bona Fide Offer occurs pursuant to which the Remaining Shareholder or a Designated Person, as applicable, may exercise its option to purchase and the Remaining Shareholder or a Designated Person fails to so exercise its option to purchase all of the Shares offered for sale within the allotted time, said option to purchase with respect to such Bona Fide Offer shall terminate; provided, however, in the event a proposed transfer or sale as a result of a Bona Fide Offer is not consummated either (i) substantially in accordance with the price and on the terms set forth in the notice sent to the Company pursuant to Section 7.6 hereof or otherwise contained in a Bona Fide Offer or (ii) within sixty (60) days of the date of said notice, such Affected Shareholder shall not be entitled to sell such Shares unless reoffered to the Remaining Shareholder or a Designated Person, as applicable, under the terms of this Agreement and at any lower price and on any different terms.

ARTICLE 8

PURCHASE PRICE

8.1           Purchase Price.  Except as otherwise provided in this ARTICLE 8, the purchase price to be paid for Shares purchased pursuant to this Agreement (the “Purchase Price”) shall equal the Fair Market Value of such Shares.

8.2           Bona Fide Offer.  Notwithstanding the foregoing provisions of this ARTICLE 8, in the event an option granted hereunder becomes exercisable pursuant to the provisions of Section 7.5.5 herein because of a Bona Fide Offer for Shares, the Purchase Price with respect to such Shares shall be the price set forth in the Bona Fide Offer.

ARTICLE 9

SUBSTITUTED SHAREHOLDERS/ADDITIONAL SHAREHOLDERS

9.1           Substituted Shareholders. Any transferee acquiring the Shares of a Shareholder as permitted under ARTICLE 7 shall be deemed admitted as a Shareholder with respect to the Shares transferred concurrently with the registration of the Transfer in the Company's register of members (provided that such transferee, unless already a Shareholder, shall, as a condition to such admission, execute a counterpart of this Agreement, agreeing thereby to be bound by all of the terms and conditions hereof), and such Shareholder shall be entitled to all of the rights and benefits under this Agreement of the transferor of such Shares.  No purported Transfer of any Shares, or any portion thereof or Shares therein, in violation of the terms of this Agreement (including any Transfer occurring by operation of law) shall vest the purported transferee with any rights, powers, or privileges hereunder, and no such purported transferee shall be deemed for any purposes as a Shareholder hereunder or under the Formation Documents or have any right to vote or consent with respect to Company matters, to inspect Company records to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Shareholder hereunder or under the Formation Documents or the WOFE Act.

9.2           Additional Shareholders.  Additional Shareholders may be admitted to the Company in accordance with Section 5.2.  The Capital Contributions by any Additional Shareholder shall be as determined in accordance with Section 5.2 (and the Equity Interest of other Shareholders shall be adjusted to reflect the Equity Interest granted to the Additional Shareholder.  Any Additional Shareholder shall execute a counterpart of this Agreement, agreeing thereby to be bound by all of the terms and provisions hereof.

ARTICLE 10

CONFIDENTIALITY

10.1         Confidentiality and Non-Disclosure.  Except as otherwise consented to by the Company (acting on the direction of the Board), all information which has been furnished to a Shareholder in its capacity as a Shareholder or will be furnished to a Shareholder in its capacity as a Shareholder, pursuant to this Agreement or otherwise, relating to the Company or any of its Affiliates or the business of any of them will be kept confidential, will not be used by such Shareholder, or by any of its agents, representatives, or employees, for any purpose other than evaluating and monitoring the investment in the Company and enforcing rights hereunder, and except as permitted in this Section 10.1 will not be disclosed by such Shareholder, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part; provided, however, that the foregoing shall not apply to any information that (a) was in such Shareholder's possession prior to disclosure by the Company or any of its Affiliates as evidenced by the written records of such Shareholders, (b) was generally known, in the trade or business in which it is practiced by the Company or its Affiliates, at the time of disclosure to such Shareholder, or becomes generally known, through no act of such Shareholder or its employees or agents or in violation of a confidentiality provision, or (c) has come into the possession of such Shareholder from a third party who, to such Shareholder's knowledge, after reasonable inquiry, is under no obligation to the Company or any of its Affiliates to maintain the confidentiality of such information.  Each Shareholder shall be permitted to disclose such information: (a) to those of its agents, partners, Shareholders, representatives, and employees who need to be familiar with such information in connection with such Shareholder's investment in the Company for use solely for such purpose; provided, however, that each such Person shall have been informed of the covenants set forth in this Section 10.1 and such Shareholder shall be liable for any breach by any such Person of such covenants; (b) to the extent required by law, so long as such Shareholder shall have, to the extent reasonably practicable, first afforded the Company with a reasonable opportunity to contest the necessity of disclosing such information; and (c) with the prior consent of the Company, which consent shall not be unreasonably withheld, to any prospective transferee of such Shareholder; provided, however, that such prospective transferee agrees to be bound by the provisions of this Section 10.1.  Without intending to limit the remedies available to the Company, each Shareholder acknowledges that a breach of this Section 10.1 may result in material irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to specifically enforce the covenants contained herein without the posting of a bond and such Shareholder agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy.  The provisions of this Section 10.1 shall survive any termination of this Agreement and shall continue to bind each Person who was ever subject to this provision even if such Person would otherwise cease to be subject to this provision.

ARTICLE 11

DISSOLUTION OF THE COMPANY

11.1         Dissolution Events.  The Company will appoint a liquidator and commence liquidation and dissolution upon the first to occur of any of the following (each, a "Dissolution Event"):

11.1.1       The sale or other transfer of all or substantially all of the Company's Property or assets; or

11.1.2       A vote in accordance with Section 5.2.13; or

11.1.3       A Shareholder, as the non-breaching party, exercises its rights under Section 12.2.2 of this Agreement in respect of an Event of Default to require that the Company be liquidated and dissolved.

The Shareholders hereby agree that the Company will not dissolve prior to the occurrence of a Dissolution Event.

11.2         Winding-Up.  Upon the occurrence of a Dissolution Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Shareholders, provided always that the same is carried out in accordance with the applicable provisions of the Nevada Private Corporation Act.  No Shareholder will take any action that is inconsistent with, or not necessary to or appropriate for, the winding-up of the Company's business and affairs.  The Company's assets will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefore, and will be applied and distributed in the following order:

11.2.1       First, to provide for the payment of, or to discharge, all claims, debts, liabilities and obligations of the Company;

11.2.2       Second, distribute the surplus assets of the Company to Shareholders in accordance with their pro-rata share.

No Shareholder will receive any additional compensation for any services performed pursuant to this ARTICLE 11.

11.3         Rights of Shareholders.  Except as otherwise provided in this Agreement, (a) each Shareholder will upon liquidation and/or dissolution of the Company look solely to the surplus assets of the Company for the return of such Shareholder's Capital Contribution and will have no right or power to demand or receive property other than cash from the Company, and (b) no Shareholder will have priority over any other Shareholder as to the return of such Shareholder's Capital Contribution, distributions or allocations whether on a liquidation, dissolution or otherwise, including prior to a liquidation and/or dissolution.

ARTICLE 12

EVENT OF DEFAULT/TERMINATION

12.1         Event of Default.  The occurrence of any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

12.1.1       AGFEED or HYPOR fails to make any Initial Capital Contribution;

12.1.2       AGFEED or HYPOR breaches any covenants set forth in ARTICLE 7 and ARTICLE 10 and such breach is not cured by such party within 30 days after written notice is given to such party by the Company or the other party;

12.1.3       the approval procedures set forth in Sections 5.2, 5.3 and 5.4 are violated by AGFEED or HYPOR;

12.1.4       AGFEED or HYPOR shall (i) apply for or consent to the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or the like of itself or all or a substantial part of its property, (ii) admit in writing its inability or be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under Title 11, Section 101 et seq. of the United States Code titled "Bankruptcy," as amended from time to time, and any successor statute thereto or any applicable liquidation, dissolution, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, readjustment of debt or similar law affecting the rights or remedies of creditors generally, as in effect from time to time, including Title 11, Section 101 et seq. of the United States Code titled "Bankruptcy," (collectively, the "Debtor Relief Laws"), (v) file a petition seeking to take advantage of any other Debtor Relief Laws, (vi) fail to controvert in a timely and appropriate manner, acquiesce in writing to, or file an answer admitting the material allegations of any petition filed against it in an involuntary case under the any Debtor Relief Laws or (vii) take any action for the purpose of effecting any of the foregoing;

12.1.5       a proceeding or case shall be commenced without the application or consent of AGFEED or HYPOR in any court of competent jurisdiction, seeking with respect to such Person (i) its liquidation, reorganization, dissolution or winding up or the composition or readjustment of its debts or similar action or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or all or a substantial part of its property under any Debtor Relief Laws and such proceeding or case shall continue undismissed, or any order, judgment or decree approving any of the foregoing shall be entered and continue unstayed and in effect for a period of 60 or more consecutive days from and including the date of commencement of such proceeding or case, or any order for relief against such Person shall be entered in any involuntary case under any Debtor Relief Laws;

12.1.6       the Company is not formed within three (3) months after this Agreement has been signed by the duly authorized officers of AGFEED and HYPOR, or such reasonable time greater than such three (3) months as the Parties may deem appropriate.

12.2         Effect of Event of Default.  Upon an Event of Default, the non-breaching party (the "Non-Breaching Shareholder") shall have the right to:

12.2.1       terminate this Agreement effective immediately but without prejudice to the rights and obligations of the parties under this Agreement which have accrued as a the date of such termination; and/or

12.2.2       cause the Company to be liquidated and dissolved in accordance with the Formation Documents; and/or

12.2.3       purchase free from Encumbrances all of the Shares of the Shareholder being the defaulting party (the "Defaulting Shareholder") for a purchase price equal to 80% of the Fair Market Value of such Shares.  In order to exercise such right, the Non-Breaching Shareholder must provide written notice to the Defaulting Shareholder within 15 days after the event giving rise to such termination (or, if later, within 15 days of becoming aware of such event).  Within 30 days after the determination of the Fair Market Value pursuant to this Section 12.1.6.3, the Defaulting Shareholder shall deliver to the Non-Breaching Shareholder the Share certificates evidencing the relevant Shares and a duly executed share transfer form (substantially in the form set out in Exhibit E) in relation thereto and the Non-Breaching Shareholder shall pay the Defaulting Shareholder the purchase price for the Defaulting Shareholder's Shares determined in accordance with this Section 12.2.3 in cash.

12.3         Liquidation and Dissolution.  In the event that the Non-Breaching Shareholder elects to exercise its rights under Section 12.2.2 to cause the Company to be liquidated and dissolved in accordance with the Formation Documents, the Shares held by the Defaulting Shareholder shall not carry the right to vote on any resolution of Shareholders to liquidate and dissolve the Company in accordance with Section 12.2.2 or any other resolution of shareholders in connection with such liquidation and dissolution.

12.4         Power of Attorney in Event of Default.  The Defaulting Shareholder, for value received, by way of security and in order more fully to secure the performance of its obligations under Section 12.2.3, hereby irrevocably appoints the Non-Breaching Shareholder and the persons deriving title under it (including, but without any limitation, any receiver) jointly and also severally (with full power of substitution and delegation) to be its attorney-in-fact:

12.4.1       to execute and complete on behalf of the Defaulting Shareholder or its nominees any deeds, transfers or other documents which the Non-Breaching Shareholder may from time to time require for perfecting the Non-Breaching Shareholder's title to the Shares purchased by the non-breaching party pursuant to Section 12.2.3; and

12.4.2       generally for the Defaulting Shareholder and in its name and on its behalf and as its act and deed or otherwise to execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents and all such deeds, instruments, acts and things which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid including directing that the directors of the Company register the transfer of Shares pursuant to Section 12.2.3.

12.4.3       The power conferred by Section 12.4 shall be a general power of attorney and the Defaulting Shareholder hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any attorney appointed pursuant hereto may execute or do. In relation to the power referred to herein, the exercise by the Non-Breaching Shareholder of such power shall be conclusive evidence of its right to exercise the same.

12.5         Termination.  This Agreement may be terminated by mutual written consent of AGFEED and HYPOR.

ARTICLE 13

ACKNOWLEDGMENT/FEES

13.1     Production and Distribution Agreement.  Each party hereto acknowledges that HYPOR and AGFEED will be entering into a Production and Distribution Agreement with the Company as of the Effective Date.

13.2     AgFeed Lease Agreement.  Each party hereto acknowledges that the AGFEED will be entering into the AgFeed Lease Agreement with the Company as of the Effective Date.

13.3     AGFEED Authorized Signatory.  Each party hereto acknowledges that [Dr. Songyan Li] has been designated as the Person authorized to execute any agreement on behalf of the Company, including, without limitation, this Agreement, the Production and Distribution Agreement and the AgFeed Lease Agreement.

ARTICLE 14

MISCELLANEOUS

14.1         Authority to Amend.  Amendments to this Agreement shall require the approval of AGFEED and HYPOR.  Notwithstanding the foregoing, the parties hereto agree that, in the event AGFEED, HYPOR or the Company exercises any of its repurchase rights set forth in ARTICLE 7 or Section 12.2.3 and this Agreement is not terminated, any reference in this Agreement to the selling party (i.e., HYPOR or AGFEED, as applicable) shall mean to refer to the repurchasing party (i.e., AGFEED or HYPOR, as applicable).

14.2         Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (a) when personally delivered, (b) 2 days after having been deposited in the United States mail, postage prepaid, (c) 1 Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns with an acknowledgment of receipt requested at the following addresses, or (d) upon receipt of confirmation of a facsimile or other electronic transmission:

14.2.1       If to the Company, to the Company at AgFeed Industries, Inc., Rm. A1001-1002, Tower 16, Hengmao Int’l Center, 333 S. Guangchang Rd., Nanchang, Jiangxi, China 330003; and

14.2.2       If to a Shareholder, to the addresses set forth on Exhibit A to this Agreement.  Any Person may from time to time specify a different address by written notice to the Company in accordance with this Section 14.2.

14.3         Name Change.  In the event this Agreement is terminated or HYPOR or AGFEED cease being Shareholders of the Company, then, at such time, the Company shall (i) no longer be entitled to use the name “Hypor” or “AgFeed,” as applicable; and (ii) the Company shall further refrain from the use of a name similar to “Hypor” or “AgFeed,” as applicable, as (or as part of) its company name so as not to cause confusion to a third party in relation to the products the Company markets or the ownership of the Company.

14.4         Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement will be binding upon and inure to the benefit of the Shareholders and their respective heirs, legatees, legal representatives, successors, transferees and permitted assigns.

14.5         Construction.  Every covenant, term and provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any Shareholder.

14.6         Entire Agreement.  This Agreement, as it may be amended in writing from time to time, contains the entire understanding among the parties hereto and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

14.7         Headings.  The table of contents, section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or extent of this Agreement or any provision hereof.

14.8         Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement.

14.9         Incorporation by Reference.  Every appendix, exhibit, schedule, and other document attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference.

14.10       Further Action.  Each Shareholder agrees to perform all further acts and execute, acknowledge, and deliver any documents that maybe reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

14.11       Variation of Pronouns.  All pronouns and any variations will be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

14.12       Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, United States, save as regards to the application of any non-Nevada law statutes, laws or regulations referred to herein.  To the fullest extent applicable Law permits, each Shareholder hereby consents to the jurisdiction of any court located in Philadelphia County, Pennsylvania, United States for the purposes of enforcement of this Agreement and waives personal service of any and all process.  To the fullest extent applicable Law permits, each Shareholder waives any objection to venue of any action instituted under this Agreement.

14.13       Specific Performance.  The parties hereto acknowledge that it is impossible to measure, in money, the damages that shall accrue to a party from a failure of a party to perform any of the obligations under this Agreement.  Therefore, if any party enters into any action or proceeding to enforce the provisions of this Agreement, any Person (including the Company) against whom the action or proceeding is brought waives the claim or defense that the moving party has or shall have an adequate remedy at law, and the Person shall not urge in the action or proceeding the claim or defense that an adequate remedy at law exists.

14.14       Counterpart Execution; Facsimile.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Shareholders had signed the same document.  All counterparts will be construed together and will constitute one agreement.  This Agreement may be executed via facsimile or other electronic transmission.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a Deed as of the Effective Date.

SHAREHOLDERS:

AGFEED INDUSTRIES, INC.

By:	/s/ Li Songyan
Name:	Li Songyan
Title:	Chairman

EXECUTED IN CHINA

HYPOR B.V.

By:	/s/ M. H. M. Hendrix
Name:	M. H. M. Hendrix
Title:	President

THE COMPANY:

Executed as a Deed for and on behalf of

HYPOR AGFEED BREEDING COMPANY INC.

By:	/s/ Li Songyan
Name:	Li Songyan
Title:	Authorized Signatory

SCHEDULE 1

EXCEPTION TO BUSINESS ACTIVITIES OF THE COMPANY

None.

2

EXHIBIT A
SHAREHOLDERS' NAMES, ADDRESSES, EQUITY INTEREST AND SHARES
AS OF DECEMBER 11, 2009
(Capitalized terms used herein shall have the meaning given to them in the Shareholders
Agreement, dated December 11, 2009, as amended from time to time)

Parties have agreed to an Initial Capital Contribution of Thirty Seven Million China Yuan Renminbi (37,000,000 RMB). This Initial Capital Contribution will be made available to the Company in accordance with the schedule stated hereunder.

TOTAL INVESTMENT	37,000,000
Capital	50%
Loan	50%

		Capital Contribution	Loan	Total
AgFeed	85%	15,725,000	15,725,000	31,450,000
Hypor	15%	2,775,000	2,775,000	5,550,000
(Note 1, this assumes an exchange rate to the Euro of 10,1, this is the rate to transfer the euro amount of the animal purchased to RMB)
(Note 2, Hypor to contribute capital and loan as part of the value of the animals supplied under the Production and Distribution Agreement.)

A.           As to the Eighteen Million Five Hundred Thousand China Yuan Renminbi (18,500,000RMB) to be paid as registered capital of the Company, the Parties have agreed as follows:

Names and Addresses of Shareholders	Number of Shares	Amount Paid for Share (RMB 1,000 per Share)	Equity Interest of the Company
AgFeed Industries, Inc. Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	15,725	15,725,000	85%

HYPOR B.V. Spoorstraat 69, 5831 CK Boxmeer The Netherlands Attn: Managing Director	2,775	2,775,000	15%

TOTAL ISSUED	18,500	18,500,000	100%

B.           As to the Eighteen Million Five Hundred Thousand China Yuan Renminbi (18,500,000RMB) to be paid under a shareholders loan agreement, the Parties have agreed to the shareholders loan agreement between the Company and AGFEED and HYPOR respectively, a format of such shareholders loan agreement has been attached hereto as Exhibit AA.